AMERICAN SHARED HOSPITAL SERVICES

REPORTS SECOND QUARTER RESULTS

San Francisco, CA — August 9, 2012 — AMERICAN SHARED HOSPITAL SERVICES (NYSE AMEX:AMS), a leading provider of turnkey technology solutions for advanced radiosurgical and radiation therapy services, today announced financial results for the second quarter and first half of 2012.

Second Quarter Results

For the three months ended June 30, 2012, revenue increased 1.9% to $4,284,000 compared to $4,206,000 for the second quarter of 2011. Net income for the second quarter of 2012 was $15,000, or $0.00 per diluted share. This compares to net income of $21,000, or $0.00 per diluted share, for the second quarter of 2011.

The number of procedures performed on Gamma Knife Perfexion systems supplied by AMS increased 3.8% for the second quarter and 4.1% for the first six months of 2012 compared to the same periods of 2011. The total number of procedures performed in AMS' Gamma Knife business increased 17.1% for this year's second quarter and 10.9% for the first six months compared to the same periods of 2011, primarily reflecting the opening of a new Gamma Knife site in Turkey earlier this year. The additional revenue generated from this growth in procedure volume was partially offset by the loss of revenue from the early termination in the third quarter of 2011 of the existing 10-year lease on the Gamma Knife system AMS supplied to Lehigh Valley Hospital, and the expiration of a customer contract at another site.

Gross margin for this year's second quarter was unchanged compared to the second quarter of 2011 at 43.7%, and increased sequentially compared to gross margin of 41.7% for the first quarter of 2012 and 39.5% for the fourth quarter of 2011.

Selling and administrative expenses for the second quarter of 2012 increased to $1,109,000 compared to $1,041,000 for the second quarter of 2011. Operating income for this year's second quarter was unchanged compared to the second quarter of 2011 at $225,000.

Cash flow, as measured by earnings before interest, taxes, depreciation and amortization (EBITDA), was $1,988,000 for the second quarter and $4,127,000 for the first six months of 2012 compared to $2,034,000 for the second quarter and $4,081,000 for the first six months of 2011.

Balance Sheet Highlights

At June 30, 2012, cash, cash equivalents and certificates of deposit were $9,997,000 compared to $11,580,000 at December 31, 2011. Shareholders' equity June 30, 2012 was $25,196,000, or $5.47 per outstanding share. This compares to shareholders' equity at December 31, 2011 of $25,171,000, or $5.46 per outstanding share.

First Half Results

For the six months ended June 30, 2012, revenue increased to $8,687,000 compared to $8,573,000 for the first six months of 2011. Net income for the first six months of 2012 was $24,000, or $0.01 per diluted share, compared to net income for the first six months of 2011 of $42,000, or $0.01 per diluted share.

CEO Comments

Chairman and Chief Executive Officer Ernest A. Bates, M.D., said, "Our long-term strategy is to develop our proton beam projects as rapidly as possible, while continuing to grow our Gamma Knife business during these economically challenging times. The Gamma Knife business has produced 13 consecutive years of pre-tax profits since the sale of our diagnostic imaging business. During the second quarter we reported several significant positive developments in both our established Gamma Knife business and our emerging Proton Therapy business that confirmed our strategic plan and underscored the quality of AMS's long-term growth opportunity.

"In June, Mevion Medical Systems, Ltd. announced receipt of FDA 510(k) clearance for its MEVION S250 Proton Therapy System. AMS owns approximately 1% of Mevion, and is developing proton therapy centers in Orlando, Boston and Long Beach, California which are expected to employ the MEVION S250 proton therapy device. Combining the elements of a superconducting synchrocyclotron mounted on a gantry with accelerator technology that has been proven to be reliable and simple for the user, the MEVION S250 significantly reduces the cost, size and complexity of proton technology, and promises to bring accessibility, affordability and practicality to this innovative therapy. With FDA 510(k) clearance for the MEVION S250 now in hand, we expect AMS' proton therapy business to accelerate, both the projects we have already announced as well as additional projects that have awaited the FDA's positive decision. As an early adopter of the Mevion technology, we were able to obtain favorable pricing and in addition we believe our equity investment in Mevion will turn out to be a valuable asset. It is our intent to finance these projects primarily using senior debt instruments to minimize shareholder dilution. We anticipate that our first Mevion project will commence construction shortly." Dr. Bates noted that AMS also is developing a two room proton therapy center in Dayton, Ohio.

Dr. Bates continued, "In our Gamma Knife business, the Perfexion system we supplied to Florence Nightingale Hospital Group in Istanbul through our EWRS Turkey subsidiary began treating patients in the second quarter. This is the thirteenth Perfexion installation made possible by AMS' flexible financing solutions, and our first outside the United States. This Perfexion is in addition to the Gamma Knife and linear accelerator we previously supplied to Baskent University in Adana, Turkey. Separately, we continue to expect the Gamma Knife unit we have contracted to provide to Hospital Central FAP in Lima, Peru to begin treating patients early next year. We expect that these projects will increase AMS’ future profitability.

"The upgrade of ten of our existing sites to Gamma Knife Perfexion specifications and addition of new Gamma Knife and Perfexion sites drove revenue higher in the second quarter, despite the absence of revenue from the Lehigh site in this year's results versus last year, and the expiration of a customer contract at another site. We expect our revenue growth to accelerate in the second half with the continued development of Gamma Knife Perfexion units, which will allow us to take advantage of the operating leverage inherent in our Gamma Knife business model.

"Adding to our optimism, we recently entered into a contract to supply a Perfexion system to Northern Westchester Hospital (NWH) in Mt. Kisco, New York. The Perfexion system will be an upgrade to an existing Gamma Knife supplied by AMS to NWH in 2005. Pending regulatory approval, patient treatments on this Perfexion system are expected to begin in first quarter 2013. We see tremendous growth potential in Turkey and other international markets, as well as in the United States, and will continue our vigorous efforts to bring advanced radiosurgery and radiation therapy devices to additional partner hospitals in this country and around the world.

“Progress is being made in the monetization of our operating room patents. We are currently negotiating a licensing agreement with a manufacturer of operating room lights. We anticipate completion of contract negotiations this year and commencement of royalties in 2015.

“The Company continues to search for ways to lower expenses and increase profitability and cash flow. Currently, the Company is attempting to relocate its corporate headquarters and to refinance certain of its equipment debt.

"As previously announced, we do not believe that these exciting developments have been properly reflected in our share price, so we decided to re-activate our share repurchase program. We are prepared to buy back our shares if the price remains near the current market price." The Company has repurchased approximately 928,000 shares of AMS common stock under a 1,000,000-share repurchase authorization, and currently has approximately 4,605,000 common shares outstanding.

Earnings Conference Call

American Shared has scheduled a conference call at 12:00 p.m. PDT (3:00 p.m. EDT) today. To participate in the live call, dial (800) 588-4973 at least 5 minutes prior to the scheduled start time. A simultaneous WebCast of the call may be accessed through the Company's website, www.ashs.com, or through CCBN, www.earnings.com (individual investors) or www.streetevents.com (institutional investors). A replay will be available for 30 days at these same internet addresses, or by calling (888) 843-7419, pass code 33035987#.

About AMS

American Shared Hospital Services provides turnkey technology solutions for advanced radiosurgical and radiation therapy services. AMS is the world leader in providing Gamma Knife radiosurgery equipment, a non-invasive treatment for malignant and benign brain tumors, vascular malformations and trigeminal neuralgia (facial pain). The Company also offers the latest IGRT and IMRT systems, as well as its proprietary Operating Room for the 21st Century® concept. Through its preferred stock investment in Mevion Medical Systems, Inc., formerly Still River Systems, AMS also plans to complement these services with the MEVION S250 proton beam radiation therapy (PBRT) system.

Safe Harbor Statement

This press release may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operations and future plans of American Shared Hospital Services, which involve risks and uncertainties including, but not limited to, the risks of the Gamma Knife and radiation therapy businesses, the risks of developing The Operating Room for the 21st Century program, and the risks of investing in a development-stage company, Mevion Medical Systems, Inc., without a proven product. Further information on potential factors that could affect the financial condition, results of operations and future plans of American Shared Hospital Services is included in the filings of the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2011, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, and the definitive Proxy Statement for the Annual Meeting of Shareholders held on June 7, 2012.

Contacts:	American Shared Hospital Services
Ernest A. Bates, M.D., (415) 788-5300
Chairman and Chief Executive Officer
e.bates@ashs.com

Berkman Associates
Neil Berkman, (310) 477-3118
President
info@berkmanassociates.com

AMERICAN SHARED HOSPITAL SERVICES

PRESS RELEASE	August 9, 2012
Second Quarter 2012 Financial Results

Selected Financial Data

(unaudited)

	Summary of Operations Data

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011
Medical services revenue	$4,284,000	$4,206,000	$8,687,000	$8,573,000
Costs of revenue	2,411,000	2,370,000	4,977,000	4,813,000
Gross margin	1,873,000	1,836,000	3,710,000	3,760,000

Selling & administrative expense	1,109,000	1,041,000	2,133,000	2,163,000
Interest expense	539,000	570,000	1,113,000	1,146,000

Operating income	225,000	225,000	464,000	451,000
Other income	14,000	68,000	15,000	84,000

Income before income taxes	239,000	293,000	479,000	535,000
Income tax expense	13,000	22,000	24,000	45,000

Net income	$226,000	$271,000	$455,000	$490,000
Less: Net income attributable
to non-controlling interest	(211,000)	(250,000)	(431,000)	(448,000)

Net income attributable to
American Shared Hospital Services	$15,000	$21,000	$24,000	$42,000

Earnings per common share:
Basic	$0.00	$0.00	$0.01	$0.01
Assuming dilution	$0.00	$0.00	$0.01	$0.01

	Balance Sheet Data
	Jun. 30,	Dec. 31,
	2012	2011
Cash and cash equivalents	$997,000	$2,580,000
Certificate of deposit	$9,000,000	$9,000,000
Current assets	$16,392,000	$17,615,000
Investment in preferred stock	$2,687,000	$2,656,000
Total assets	$74,365,000	$74,535,000

Current liabilities	$10,130,000	$9,944,000
Shareholders' equity	$25,196,000	$25,171,000